Exhibit 99.1


                 Eagle Bulk Shipping, Inc. Announces Closing of
                     Previously Announced Private Placement

New York, New York, June 29, 2006 - Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that it has closed the issuance of an aggregate of 2,750,000 shares of its common stock, par value $0.01 (the "Common Shares"), to certain institutional investors. The issuance, which was previously announced, is pursuant to a securities purchase agreement dated June 22, 2006, for an aggregate purchase price of $33 million, or $12.00 per Common Share.

The Common Shares were sold pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

The Company's website is at http://www.eagleships.com

CONTACT:
Investors:
Eagle Bulk Shipping Inc.
Alan Ginsberg
+1 212-785-2500

Mandelbaum & Morgan
Investor Relations/Media
Jon Morgan
+1 212-741-0014